Exhibit 15(a)

Acknowledgment of Independent Registered Public Accounting Firm

June 5, 2026

The Shareholders and Board of Directors of KeyCorp

We are aware of the incorporation by reference in the Registration Statement (Form S-3ASR) and related Prospectus of KeyCorp for the registration of debt securities, preferred stock, depositary shares, common shares, warrants, purchase contracts and units of our report dated May 5, 2026 relating to the unaudited consolidated interim financial statements of KeyCorp that is included in its Form 10-Q for the quarter ended March 31, 2026.

/s/ Ernst & Young LLP

Cleveland, Ohio